Exhibit 10.13.2
EXECUTION VERSION
SECOND AMENDMENT TO THE SALE AND SERVICING AGREEMENT
     This Second Amendment (this “Amendment”) to the Sale and Servicing Agreement referenced below is entered into as of October 15, 2007, among CapitalSource Funding VII Trust, a Delaware statutory trust (the “Issuer”), CS Funding VII Depositor LLC, a Delaware limited liability company, as Depositor (in such capacity, the “Depositor”), CapitalSource Finance LLC, a Delaware limited liability company (“CapitalSource”), as Loan Originator (in such capacity, the “Loan Originator”) and as Servicer (in such capacity, the “Servicer”) and Wells Fargo Bank, National Association, a national banking association, as Indenture Trustee on behalf of the Noteholders and as Paying Agent (in such capacities, the “Indenture Trustee”), as Collateral Custodian (the “Collateral Custodian”) and as Backup Servicer (the “Backup Servicer”).
RECITALS:
     WHEREAS, the Issuer, the Depositor, CapitalSource, the Loan Originator, the Servicer, the Indenture Trustee, the Paying Agent, the Collateral Custodian and the Backup Servicer are parties to the Sale and Servicing Agreement, dated as of April 19, 2007 (as amended, supplemented and otherwise modified form time to time including by this Amendment, the “Sale and Servicing Agreement”);
     WHEREAS, the parties hereto desire to amend the Sale and Servicing Agreement pursuant to Section 13.02(b) thereof as more specifically set forth below;
     NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     Section 1. Amendments to the Sale and Servicing Agreement. Upon the execution and delivery of this Amendment by all parties hereto, the Sale and Servicing Agreement is hereby amended as follows:
          (a) Section 1.01 of the Sale and Servicing Agreement is hereby amended by amending and restating the following definitions contained therein in their entirety:
          “Breakage Cost: All costs, fees, expenses and liabilities of the Paying Agent, each Hedge Counterparty and the Noteholders resulting from (i) the termination of this Agreement pursuant to Section 12.02, (ii) the non-transfer of any Loans by the Issuer after the Issuer has given notice of a proposed upcoming Transfer Date for such Loans and/or (iii) any prepayment in part of the Notes on a date other than a Payment Date.”
          “Concentration Limitation: On any date of determination:
(i)	the aggregate Principal Balance of all Eligible Loans made to a single Obligor shall not exceed the greater of (i) 3% of the aggregate Principal Balance of all Eligible Loans, or (ii) $30,000,000; provided however that in no event shall the aggregate Principal Balance of all Eligible Loans made to a single Obligor exceed $50,000,000;
(ii)	no more than 25% of the aggregate Principal Balance of all Eligible Loans shall have a Principal Balance in excess of $25,000,000;

(iii)	(A) the aggregate Principal Balance of all Eligible Loans the Obligors of which are domiciled within a single state (other than Florida and California) shall not exceed the greater of (x) $20,000,000 and (y) 20% of the aggregate Principal Balance of all Eligible Loans and (B) the aggregate Principal Balance of all Eligible Loans in either the state of Florida or the state of California shall not exceed the greater of (x) $20,000,000 and (y) 30% of the aggregate Principal Balance of all Eligible Loans;

(iv)	the aggregate Principal Balance of Eligible Loans for which the Obligor is domiciled outside of the United States or Canada shall not exceed the greater of (x) $20,000,000 and (y) 10% of the aggregate Principal Balance of all Eligible Loans;

(v)	the aggregate Principal Balance of Eligible Loans within a single industry (which shall be determined by the Loan Originator based on the four digit NAIC code and included on the Loan Schedule) shall not exceed the greater of (x) $20,000,000 and (y) 30% of the aggregate Principal Balance of all Eligible Loans;

(vi)	the aggregate Principal Balance of Subordinated Loans shall not exceed the greater of (x) $20,000,000 and (y) 20% of the aggregate Principal Balance of all Eligible Loans;

(vii)	the aggregate Principal Balance of Eligible Loans assigned Loan Rating 4 shall not exceed 20% of the aggregate Principal Balance of all Eligible Loans and the aggregate Principal Balance of all Eligible Loans and the aggregate Principal Balance of Eligible Loans assigned Loan Rating 5 shall not exceed 10% of the aggregate Principal Balance of all Eligible Loans;

(viii)	the aggregate Principal Balance of DIP Loans shall not exceed the greater of (x) $20,000,000 or (y) 20% of the aggregate Principal Balance of all Eligible Loans;

(ix)	the aggregate Principal Balance of Eligible Loans subject to Scheduled Payments of interest on a basis other than monthly shall not exceed the greater of (x) $20,000,000 and (y) 25% of the aggregate Principal Balance of all Eligible Loans;

(x)	the aggregate Principal Balance of all Senior B-Note Loans shall not exceed the greater of (x) $20,000,000 and (y) 20% of the aggregate Principal Balance of all Eligible Loans; provided, however that any Senior B-Note Loan or portion thereof in excess of this limitation shall be considered a Subordinated Loan for purposes of determining eligibility;

(xi)	the aggregate Principal Balance of Eligible Loans to Obligors principally engaged in the origination of mortgage loans to borrowers who have less than perfect (i.e., less than “A”) credit histories, higher debt to income ratios or whose loans otherwise were underwritten with exceptions to customary “A” quality underwriting guidelines or who present other risks shall not exceed $0;

(xii)	the aggregate Principal Balance of Assigned Loans shall not exceed the greater of (x) $20,000,000 and (y) 20% of the aggregate Principal Balance of all Eligible Loans;

(xiii)	the aggregate Principal Balance of Acquired Loans shall not exceed 50% of the aggregate Principal Balance of all Eligible Loans;

(xiv)	the aggregate Principal Balance of any single bulk purchase of Acquired Loans shall not exceed the greater of (x) $20,000,000 and (y) 20% of the aggregate Principal Balance of all Eligible Loans without the approval of the Initial Noteholder;

(xv)	the sum of (a) the aggregate Principal Balance of Senior Loans and Senior B-Note Loans with an original term to maturity of 7 years or greater and (b) the aggregate Principal Balance of Subordinated Loans with an original term to maturity of 10 years or greater shall not exceed $100,000,000;

(xvi)	the aggregate outstanding principal balance of the Rated Retained Securities shall not exceed 2.5% of the aggregate Principal Balance;

(xvii)	the weighted average life of the Loan Pool shall not exceed 4.0 years; and

(xviii)	the Loan Margin shall not be less than 3.00%.”
          “Excess Spread: For any date of determination, a percentage equal to the excess, if any, of (x) the weighted average Loan Interest Rate of the Loan Pool (determined based on the unpaid principal balance of the Loans in the Loan Pool) and (y) the sum of (i) the Note Interest Rate multiplied by the weighted average Purchase Price

Percentage of the Eligible Loans and (ii) the rate at which the Trust Fees and Expenses accrue.”
          “Loan Originator: CapitalSource and its permitted successors and assigns; all Loans originated by CapitalSource CF LLC and acquired by CapitalSource (or its permitted successors and assigns) from CapitalSource CF LLC shall be deemed to have been originated by CapitalSource (or its permitted successors and assigns) provided such acquisition is reflected on the Borrowing Base Certificate.”
          “Payment Date: The 15th day of each calendar month commencing on the first such 15th day to occur after the first Transfer Date, or if any such day is not a Business Day, the first Business Day immediately following such day, provided that if the Maturity Date would otherwise fall on a date that is not a Payment Date, such Maturity Date shall occur on the next succeeding Payment Date.”
          “Purchase Price Percentage: On any Business Day, with respect to each Loan, a percentage determined as follows:
     (a) with respect to all Senior Secured Loans assigned Loan Rating 1, Loan Rating 2, Loan Rating 3 or Loan Rating 4, 85%;
     (b) with respect to all Subordinated Loans assigned Loan Rating 1, Loan Rating 2, Loan Rating 3 or Loan Rating 4, 65%;
     (c) with respect to all Senior Secured Loans assigned Loan Rating 5, 50%;
     (d) with respect to all Subordinated Loans assigned Loan Rating 5, 25%;
     (e) with respect to all Loans assigned Loan Rating 6, 0%;
     (f) with respect to any securities in clause (i) or (ii) of the definition of “Rated Retained Securities,” 75%; and
     (g) with respect to any securities in clause (iii) of the definition of “Rated Retained Securities,” a percentage to be agreed upon by mutual consent of the Majority Noteholders and the Issuer.”
          “Required Overcollateralization Amount: With respect to any Business Day, an amount equal to the greatest of (a) the excess, if any, of (i) the Pool Principal Balance on such Business Day and (ii) the Pool Purchase Price (reduced by the amount, without duplication, of any Loan in excess of the Concentration Limitations, as determined in the definition of “Borrowing Base”); (b) an amount equal to 15% of the aggregate Principal Balance of the Eligible Loans; and (c) the Required Equity Contribution.”

          “Revolving Period: With respect to the Notes, the period commencing on the Closing Date and ending on the earlier of (i) the Maturity Date unless extended by the mutual agreement of CapitalSource and the Initial Noteholder within thirty (30) days prior to the expiration date and (ii) the date on which the Revolving Period is terminated pursuant to Section 2.08.”
          (b) The definition of “Borrowing Base” in Section 1.01 of the Sale and Servicing Agreement is hereby amended to add the following after the phrase “minus the amount (calculated without duplication) by which such Eligible Loans exceed the Concentration Limitation”: “(with respect to clause (xvii) of the definition of “Concentration Limitation,” Eligible Loans with the longest weighted average life shall be excluded first and, with respect to clause (xviii) of the definition of “Concentration Limitation,” Eligible Loans with the lowest Loan Margin shall be excluded first)”.
          (c) The definition of “Required Loan Documents” in Section 1.01 of the Sale and Servicing Agreement is hereby amended by adding at the end of clause (a) of such definition: “all operative documents effectuating the sale or transfer of such Eligible Loan from CapitalSource CF LLC to the Loan Originator (if set forth on the Loan Schedule)”.
          (d) The definition of “Trigger Event” in Section 1.01 of the Sale and Servicing Agreement is hereby amended by deleting the reference therein to “2.00%” and replacing it with “2.15%”.
          (e) Section 2.06 of the Sale and Servicing Agreement is hereby amended by adding the following language at the end of the section:
          On or before the date of the initial sale or transfer of any Loan originated by CapitalSource CF LLC and acquired by CapitalSource from CapitalSource CF LLC, the Servicer shall have delivered to the Initial Noteholder (1) a form of assignment approved in writing by the Initial Noteholder and (2) a single satisfactory legal opinion concerning Loans originated by CapitalSource CF LLC and acquired from time to time by CapitalSource from CapitalSource CF LLC pursuant to an assignment in such form.
          (f) Section 3.04 of the Sale and Servicing Agreement is hereby amended by adding the following new provision Section 3.04(uu):
     “(uu) after giving effect to such transfer of any Loan, the weighted average life of the Loan Pool shall not exceed 4.0 years; and”
          (g) Section 3.04 of the Sale and Servicing Agreement is hereby amended by adding the following new provision Section 3.04(vv):
     “(vv) after giving effect to such transfer of any Loan, the Loan Margin shall not be less than 3.00%.”
          (h) Section 3.06(b)(i)(A) of the Sale and Servicing Agreement is hereby amended and restated in its entirety as follows:

     “(A) After giving effect to the Disposition on any Optional Disposition Date, (i) the remaining Note Principal Balance shall not exceed the lesser of the Maximum Note Principal Balance and the Borrowing Base, (ii) the weighted average life of the Loan Pool shall not exceed 4.0 years and (iii) the Loan Margin shall not be less than 3.00%;”
          (i) Section 3.06 of the Sale and Servicing Agreement is hereby amended by amending and restating in its entirety the last paragraph of subsection (b) thereof as follows:
          “The Initial Noteholder shall have the right, in its sole discretion, upon and following the termination of the Revolving Period, to direct the Loan Originator, the Issuer and the Depositor to effect a Disposition. Any such Disposition shall be effected by the Loan Originator, the Issuer and the Depositor in a commercially reasonable manner. The Issuer may effect a Disposition directly to any special purpose entity provided that (1) the Issuer shall not make any representations and warranties regarding such Disposition or any of the Loans or other property subject thereto and (2) such special purpose entity agrees in writing to the Issuer not to, prior to the date which is two years and one day after the payment in full of the all of the Notes, acquiesce, petition or otherwise, directly or indirectly, invoke or cause the Issuer or Depositor to invoke the process of any governmental authority for the purpose of commencing or sustaining a case against the Issuer or the Depositor under any Federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Issuer or the Depositor any substantial part of their respective property or ordering the winding up or liquidation of the affairs of the Issuer or the Depositor.”
          (j) Section 5.01(c)(5)(ii) of the Sale and Servicing Agreement is hereby amended and restated in its entirety as follows:
          “(ii) to distribute on such Payment Date the following amounts in the following order: (a) to the Indenture Trustee, an amount equal to one-twelfth of the annual Indenture Trustee Fee and all unpaid Indenture Trustee Fees from prior Payment Dates and all amounts owing to the Indenture Trustee pursuant to Section 6.07 of the Indenture, (b) to the Servicer, an amount equal to the Servicing Compensation (only if CapitalSource is not the Servicer and such amounts were not previously retained by the Servicer) and any Servicing Advance Reimbursement Amounts, (c) to the reimbursement or payment of any expenses incurred by the Indenture Trustee in connection with the appointment of a successor Servicer pursuant to Section 9.02 hereof, (d) to the Back-up Servicer, an amount equal to one-twelfth of the annual Backup Servicer Fee and (e) on each anniversary of the Closing Date, to the Owner Trustee, an amount equal to the Owner Trustee Fee;”
          (k) Section 5.01(c)(5)(v) of the Sale and Servicing Agreement is hereby amended and restated in its entirety as follows:
          “(v) to the holders of the Notes pro rata, the amount required to maintain the Required Overcollateralization Amount for such Payment Date; provided,

however, that if (a) a Trigger Event shall have occurred and be continuing, (b) an Event of Default under the Indenture or Default shall have occurred and be continuing or (c) the Revolving Period shall have terminated, the holders of the Notes shall receive, in respect of principal of the Notes, all remaining amounts on deposit in the Distribution Account;”
          (l) Section 10.03 of the Sale and Servicing Agreement is hereby amended and restated in its entirety as follows:
          “All Custodial Loan Files shall be kept in fire resistant vaults, rooms or cabinets at the office of the Collateral Custodian set forth in Section 13.06 hereof, or at such other office as shall be specified to the Indenture Trustee by the Collateral Custodian in a written notice delivered at least forty-five (45) days prior to such change. All Custodial Loan Files shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access upon delivery of the request for release of, in the form of Exhibit H attached hereto. All Custodial Loan Files shall be clearly segregated from any other documents or instruments maintained by the Collateral Custodian.”
          (m) The first paragraph of Section 12.02 of the Sale and Servicing Agreement is hereby amended and restated in its entirety as follows:
          “The Servicer may, at its option, effect an early termination of this Agreement and the Collateral on any Business Day. The Servicer shall effect such early termination by providing notice thereof to the Indenture Trustee and Owner Trustee and paying all amounts due the Indenture Trustee, the Owner Trustee and the Noteholders hereunder, including any Breakage Costs (the “Termination Price”).”
          (n) The Sale and Servicing Agreement is hereby amended by inserting EXHIBIT H thereto in the form attached hereto as EXHIBIT 1.
     Section 2. Representations and Warranties. Each of the Issuer, the Depositor, the Loan Originator and the Servicer hereby represents and warrants that (i) it has the power and is duly authorized to execute and deliver this Amendment, (ii) this Amendment has been duly authorized, executed and delivered, (iii) it is and will continue to be duly authorized to perform its respective obligations under the Basic Documents and this Amendment, (iv) the execution, delivery and performance by it of this Amendment shall not (1) result in the breach of, or constitute (alone or with notice or with the lapse of time or both) a default under, any material agreement or instrument to which it is a party in each case that is likely to affect materially and adversely its ability to carry out the transactions contemplated hereby, (2) violate (A) any provision of law, statute, rule or regulation, or organizational documents or other constitutive documents, (B) any order of any Governmental Authority or (C) any provision of any material indenture, agreement or other instrument to which it is a party or by which it or any of its property is or may be bound in each case that is likely to affect materially and adversely its ability to carry out the transactions contemplated hereby, or (3) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Issuer other than pursuant to the Basic Documents, (v) this Amendment and each of the Basic Documents to which it is a party or by which it or its assets may be or is bound constitutes its legal, valid and binding obligations, enforceable against it (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity), (vi) except as publicly disclosed, there are no actions, suits, investigations (civil or criminal) or proceedings at law or in equity or by or before any Governmental Authority pending or, to its knowledge, threatened against or affecting it or any of its business, property or rights (1) which involve any Basic Document or (2) which would be materially likely to result in a material adverse effect on its business, assets, operations or financial condition, (vii) it is not in default or violation with respect to any law, rule or regulation, judgment, writ, injunction or decree order of any court, governmental authority, regulatory agency or arbitration board or tribunal, the effect of which would have a material adverse effect on its business, assets, operations or financial condition and (viii) no Default or Event of Default has occurred or is continuing. Except as expressly amended by the terms of this Amendment, all terms and conditions of the Sale and Servicing Agreement shall remain in full force and effect and are hereby ratified in all respects. Neither the Initial Noteholder nor the Certificateholder object to the execution of this Amendment by Wilmington Trust Company or the Issuer.
     Section 3. No Reliance. Each of the Issuer, the Depositor, the Loan Originator and the Servicer hereby acknowledges that it has not relied on the Initial Noteholder, the Hedge Counterparty or the Certificateholder or any of their respective officers, directors, employees, agents and “control persons” as such term is used under the Act and under the Securities Exchange Act of 1934, as amended, for any tax, accounting, legal or other professional advice in connection with the transactions contemplated by this Amendment or the Basic Documents, that each of the Issuer, the Depositor, the Loan Originator and the Servicer has retained and been advised by such tax, accounting, legal and other professionals as it has deemed necessary in connection with the transactions contemplated by this Amendment and the Basic Documents and that each of the Initial Noteholder, the Hedge Counterparty and the Certificateholder makes no representation or warranty, and shall have no liability with respect to, the tax, accounting or legal treatment or implications relating to the transactions contemplated by this Amendment and the Basic Documents.
     Section 4. Defined Terms; Headings. All capitalized terms used herein, unless otherwise defined herein, have the same meanings provided herein or in the Sale and Servicing Agreement. The headings of the various Sections of this Amendment have been inserted for convenience of reference only and shall not be deemed to be part of this Amendment.
     Section 5. Limited Amendment. This Amendment is limited precisely as written and shall not be deemed to (a) be a consent to a waiver or any other term or condition of the Sale and Servicing Agreement, the other Basic Documents or any of the documents referred to therein or executed in connection therewith or (b) prejudice any right or rights the Initial Noteholder or the Hedge Counterparty may now have or may have in the future under or in connection with the Sale and Servicing Agreement, the other Basic Documents or any documents referred to therein or executed in connection therewith. Whenever the Sale and Servicing Agreement is referred to in the Sale and Servicing Agreement or any of the instruments, agreements or other documents or papers executed and delivered in connection therewith, it shall be deemed to mean the Sale and Servicing Agreement, as the case may be, as modified by this Amendment. Except as hereby amended, no other term, condition or provision of the Sale and Servicing Agreement shall be deemed modified or amended, and this Amendment shall not be considered a novation.
     Section 6. Construction; Severability. This Amendment is a document executed pursuant to the Sale and Servicing Agreement and shall (unless otherwise expressly indicated therein) be construed, administered or applied in accordance with the terms and provisions thereof. If any one or more of the covenants, agreements, provisions or terms of this Amendment shall be held invalid in a jurisdiction for any reason whatsoever, then, in such jurisdiction, such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Amendment and shall in no way affect the validity or enforceability of the other covenants, agreements, provisions or terms of this Amendment.
     Section 7. Counterparts; Facsimile Signature. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. The parties may execute facsimile copies of this Amendment and the facsimile signature of any such party shall be deemed an original and fully binding on said party.
     Section 8. Governing Law. This Amendment shall be governed and construed in accordance with the applicable terms and provisions of Section 13.05 (Governing Law) of the Sale and Servicing Agreement, which terms and provisions are incorporated herein by reference.
     Section 9. Instructions to Owner Trustee; Limitation on Liability. The Depositor, as sole Certificateholder, hereby instructs the Owner Trustee, pursuant to Section 6.3 of the Trust Agreement, to execute and deliver this Amendment. It is expressly understood and agreed by the parties hereto that (a) this Amendment is executed and delivered by Wilmington Trust Company, not individually or personally, but solely as Owner Trustee of CapitalSource Funding VII Trust, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as personal representations, undertakings and agreements by Wilmington Trust Company but is made and intended for the purpose for binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust Company, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Amendment or any other related documents.
     Section 10. Recordation of Amendment. To the extent permitted by applicable law, this Amendment, or a memorandum thereof if permitted under applicable law, is subject to recordation in all appropriate public offices for real property records in all of the counties or other comparable jurisdictions and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Servicer at the Securityholders’ expense on direction of the Initial Noteholder but only when accompanied by an Opinion of Counsel to the effect that such recordation materially and beneficially affects the interests of the Securityholders or is necessary for the administration or servicing of the Loans.
     Section 11. Successor and Assigns. This Amendment shall be governed by, subject to and construed in accordance with the applicable terms and provisions of Section 13.10 (Successor and Assigns) of the Sale and Servicing Agreement, which terms and provisions are incorporated herein by reference.
     Section 12. Acknowledgement as to Restructuring of the CS Funding VII Financing Facility. The parties hereto acknowledge that (i) this Amendment satisfies for all purposes the condition contemplated by Section 3 of that certain First Amendment to the Note Purchase Agreement, dated as of August 2, 2007, by and among the Issuer, the Depositor, CapitalSource and Citigroup Global Markets Realty Corp., as Purchaser, that the parties to the Basic Documents enter into an amendment in form and substance satisfactory to the Initial Noteholder on or before October 15, 2007 to substantially conform the concentration limitations, covenants, representations and warranties set forth in the CSII Financing Facility referenced therein and (ii) a Termination Date shall not have occurred as a result of such Section 3.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to the Sale and Servicing Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

CAPITALSOURCE FUNDING VII TRUST,
By:	Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee

By:	/s/ Rachel L. Simpson
	Name:	Rachel L. Simpson
	Title:	Sr. Financial Services Officer

CS FUNDING VII DEPOSITOR LLC, as Depositor
By:	/s/ Jeffrey A. Lipson
	Name:	Jeffrey A. Lipson
	Title:	Vice President and Treasurer

CAPITALSOURCE FINANCE LLC, as Loan Originator and Servicer
By:	/s/ Jeffrey A. Lipson
	Name:	Jeffrey A. Lipson
	Title:	Vice President and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee, Collateral Custodian and Backup Servicer
By:	/s/ Jeanine C. Casey
	Name:	Jeanine C. Casey
	Title:	Assistant Vice President

[Signature Pages to Second Amendment to Sale and Servicing Agreement]

ACKNOWLEDGED AND AGREED: CITIGROUP GLOBAL MARKETS REALTY CORP.
By:	/s/ Gerald F. Keefe
	Name:	Gerald F. Keefe
	Title:	Authorized Signatory

CAPITALSOURCE FINANCE LLC, as sole Certificateholder
By:	/s/ Jeffrey A. Lipson
	Name:	Jeffrey A. Lipson
	Title:	Vice President and Treasurer